Exhibit 99.1

NEWS

Georgia Gulf Announces Closing of $500 Million Senior Secured Notes Offering

Atlanta, Georgia, December 22, 2009 — Georgia Gulf Corporation (NYSE:GGC) today announced the closing of its previously announced offering of $500 million aggregate principal amount of its 9 percent senior secured notes due 2017 (the “Notes”).  The Company also announced its entry into a new senior secured asset-based revolving credit facility concurrently with the completion of the offering.

The Company used the net proceeds from the offering of Notes and borrowings under its new asset-based revolving credit facility to (i) repay its existing senior secured credit facilities, (ii) repay its existing accounts receivable securitization and (iii) pay certain related transaction costs and expenses.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom.  The Notes are being offered and sold only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.  This notice is being issued pursuant to and in accordance with rule 135c under the Securities Act.

Forward-looking Statement Safe Harbor

This press release contains “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries into which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, uncertainties relating to Royal Group’s business, and liabilities and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended September 30, 2009.

CONTACT:

Martin Jarosick

Georgia Gulf, Investor Relations

770-395-4524